EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, July 24, 2013



CHICAGO, ILLINOIS - July 24, 2013 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported second quarter and first half 2013 net sales and net earnings.

Second quarter 2013 net sales were $101,988,000 compared to $108,156,000 in second quarter 2012, a decrease of $6,168,000 or 6%. Second quarter 2013 net earnings were $8,369,000 compared to $7,511,000 in second quarter 2012, and net earnings per share were $.14 and $.12 in second quarter 2013 and 2012, respectively, an increase of $.02 per share or 17%.

First half 2013 net sales were $212,267,000 compared to $217,919,000 in first half 2012, a decrease of $5,652,000 or 3%. First half 2013 net earnings were $17,438,000 compared to $16,285,000 in first half 2012, and net earnings per share were $.29 and $.27 in first half 2013 and 2012, respectively, an increase of $.02 per share or 7%.

Mr. Gordon said, "While second quarter 2013 net sales were down, 2013 second quarter net earnings did benefit from more favorable ingredient costs as well as plant efficiencies driven by capital investments. Although our overall comparative ingredient costs were more favorable this year, certain key ingredient costs are higher this year. We are continuing to make progress on restoring our margins to their historical levels before the increases in commodity and other input costs in recent years. Second quarter 2013 results also benefited from a lower effective income tax rate.

First half 2013 net earnings were also favorably impacted by lower ingredient costs and plant efficiencies as discussed above, but were adversely affected by foreign exchange.

The Company's second quarter and first half 2013 net earnings per share also benefited from common stock purchases in the open market resulting in fewer shares outstanding."






















                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                    JUNE 29, 2013 & JUNE 30, 2012

                                             SECOND QUARTER ENDED
                                            2013              2012

Net Product Sales                      $ 101,988,000     $ 108,156,000

Net Earnings                           $  8,369,000      $  7,511,000

Net Earnings Per Share   *                 $ .14             $ .12

Average Shares Outstanding *              59,667,000        60,652,000


                                               SIX MONTHS ENDED
                                            2013              2012

Net Product Sales                      $ 212,267,000     $ 217,919,000

Net Earnings                           $  17,438,000      $ 16,285,000

Net Earnings Per Share   *                 $ .29             $ .27

Average Shares Outstanding *              59,785,000        60,728,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2013 and April 5, 2012.